Exhibit 99.01

First USA Credit Card Master Trust

Excess Spread Analysis—July 2008

	Series	1998-6
	Deal Size	$964MM
	Expected Maturity	8/18/2008
Yield		15.23%
Less:	Coupon	2.97%
	Servicing Fee	1.50%
	Net Credit Losses	4.46%
	Excess Spread:
	July-08	6.30%
	June-08	5.90%
	May-08	6.75%
	Three Month Average Excess Spread	6.32%
	Delinquency:
	30 to 59 Days	0.84%
	60 to 89 Days	0.64%
	90+ Days	1.52%
	Total	3.00%
	Principal Payment Rate	18.71%